UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934
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FIRST FRANKLIN CORPORATION
(Name of Registrant as Specified In Its Charter)
Lenox Wealth Management, Inc. John C. Lame Jason D. Long
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LENOX	Wealth Management	8044 Montgomery Road Suite 480 Cincinnati, Ohio 45236
Office (513) 618-7080 – (800) 472-5734 – Fax (513) 618-7079		financial solutions since 1887

April 30, 2010

Dear Fellow Shareholder,

Don’t be misled by the First Franklin Board recommendations which, if followed, would continue the entrenchment of mismanagement, waste and destruction of value. Please discard the blue proxy card and vote your shares using the WHITE proxy card.

JACK KUNTZ DISTORTS THE TRUTH ABOUT FRANKLIN’S PERFORMANCE

On behalf of Franklin’s Board, Jack Kuntz makes many statements in its soliciting materials that distort the truth about Franklin’s financial condition, results of operations and future prospects. Lenox finds it  unbelievable that Mr. Kuntz could make these statements in good conscience.   It makes us wonder how many other ways our Board distorts the truth to us, the shareholders the Board supposedly represents.

Mr. Kuntz states that since its first public offering in 1987, Franklin paid dividends to shareholders for 84 consecutive quarters (21 years).  It is of great interest that Mr. Kuntz fails to mention that the 84th dividend in that streak was paid back in January 2009, and that the Franklin Board slashed the dividend by 50% in 2008.   Now, Franklin has entered into an agreement with the Office of Thrift Supervision  to no longer pay cash dividends, or make capital distributions of any kind, without prior OTS approval.

The annual report letters from Mr. Siemers and Mr. Kuntz fail to mention that Franklin lost $5 million before taxes over the last two years.  They also omit that Franklin was required to restate publicly announced 2009 third quarter earnings because Franklin was required to suddenly increase loan loss reserves.  Our Board is  also not telling us that Franklin is likely to lose money again in 2010 because loan loss reserves still need to be increased.

We also found Mr. Kuntz’s statements regarding capital adequacy to be questionable.  While a risk-based capital ratio of 11.27% might compare favorably to the previous 5 year average, and indeed exceeds required minimum capital ratios, it is still well below the 19% average ratio of other Ohio savings banks of similar size.  Franklin’s previous disclosure that bank regulators are requiring it to raise additional capital is also conveniently omitted.  Given the low value of the stock and need for more capital, we also question why the company did not accept TARP funds when the only apparent disadvantage to doing so lies in that Mr. Siemers, Ms. Schmidt (and now Mr. Kuntz) would forfeit their three year golden parachutes payments.  If the Board calls its efforts to manage capital successful, then it makes us suspicious when it declares other parts of the business to be successful.

While Mr. Kuntz can quote stock performance numbers over a 23 year time horizon, it is nothing more than an academic exercise.   Lenox believes it is safe to assume that the majority of Franklin shareholders have not held their shares for a quarter of a century.   Like Lenox, most Franklin shareholders are likely concerned with numbers that are just a little more recent, and just a little more relevant.

JACK KUNTZ MISLEADS YOU ABOUT LENOX

Lenox Wealth Management has paid or declared 25 consecutive quarterly cash dividends since starting up operations in 2004.   This is not a streak that we will conveniently neglect to mention ended five quarters ago, but instead has continued to this day.  Lenox’s Board declared its most recent quarterly dividend on April 16, 2010, payable to Lenox shareholders on May 14, 2010.  Lenox has never cut its quarterly dividend; it has grown it from $.15 per share to $.21 per share.

Consider that in the past five years (2005 – 2009), Lenox shareholders have received $8.38 cash per share in dividends.   During that same period, Franklin shareholders received just $1.40 per share.   In the past five years, Lenox shareholders saw their stock price increase from $10.05 to $13.00.  During that same period, Franklin shareholders saw their stock price decrease from $19.70 to $7.99.   This translates into a total five-year return of 113% for Lenox shareholders and a -52% return for Franklin shareholders.   We think that this number is more important to shareholders than some theoretical investment made in 1987.

Lastly, we also find it interesting that Mr. Kuntz would criticize us for the sale of Lenox Savings Bank in 2003.   We made a decision that was clearly in the best long-term interests of Lenox shareholders.  We believe the returns we’ve provided to our shareholders since the sale have amply justified the wisdom of our decision.   Frankly, we are surprised the Franklin Board has not pursued a similar course of action, despite a shareholder proposal in 2006 to explore a sale, which gained considerable support.

JACK KUNTZ LACKS ACCOUNTABILITY AND COMMITMENT

We noted that Mr. Kuntz purchased 5,000 shares of Franklin stock in the past week.  This took his ownership from 1,400 owned shares to 6,400 owned shares.  It is undoubtedly embarrassing to be appointed President and Chief Executive Officer, and run for re-election as a Director of our Company, with so little skin in the game.  Lenox, on the other hand, owns over 167,000 shares of Franklin.   We are committed to increasing the value of our investment, making money for ourselves and for all of our fellow shareholders.  Indeed, if we are elected, even Mr. Kuntz’s modest stake will benefit.

As Mr. Kuntz is undoubtedly aware, it takes time to make meaningful changes to a bank, particularly when you inherit a deposit and loan portfolio from another management team.  Loans and time deposits don’t mature overnight.  It takes time to understand what you have, and it takes time to implement new strategies.   Mr. Kuntz himself asked for a year to turn Franklin’s performance around.   Given that he’s had a seat at the table since 2003, however, we don’t feel that moving him to his new position will have any meaningful change.   Bottom line, we know how to run a bank, and we know how to run a business.  We will do what is in the best interests of all Franklin shareholders, not what is in the best interests of Franklin’s Board of Directors and the Siemers family.  Can Franklin’s current Board say the same thing?   Judging by the compensation arrangements entered into on March 30th for Mr. Kuntz, Tom Siemers and his daughter Gretchen Schmidt, it does not look like we are off to a good start.

IRRESPONSIBLE AND CONFLICTED COMPENSATION FAILS SHAREHOLDERS

Consider the following compensation arrangements entered into on March 30th:

1.	Mr. Kuntz received 38,000 options at a penny per share worth approximately $380,000 plus salary and guarantees over the next three years of $729,000. In total this amount to over $1.1 million.
2.
Mr. Siemers retired April 4, 2010, yet remains as a paid advisor and paid Board member collecting director fees.  In addition, Mr. Siemers receives a sweet heart deal whereby he is paid three times his prior year salary, or $267,000, if Franklin has a change in control or sale.

3.	Finally, Ms. Schmidt’s employment agreement was renewed and she has three years guaranteed employment for $530,250.
4.
Bottom line, the company is losing money and the Board guaranteed almost $2 million in compensation for three people, two of them in the Siemers family, when we could have paid only one Chairman/CEO $250,000/year.

LENOX’S PLAN WILL RESTORE ACCOUNTABILITY TO SHAREHOLDERS

We have proposed that the Board should take the following recommended actions immediately:

1.	No more directors’ fees should be paid in cash to anyone on either the holding company Board or the savings and loan Board until
a.	The company is profitable.
b.	The regulators have lifted their restrictions.
c.	The dividend has been reinstated.

2.	In the next 90 days, to help satisfy the regulatory requirements for Franklin to raise additional capital, each of the directors on both Boards should be required to:
a.	Invest $250,000 in a new issue of FFHS stock at the current market price;
b.	Agree to a minimum holding period of five years for such FFHS stock.
c.	In the event that Jason Long and John Lame are elected directors, we commit each of us will meet this requirement alongside the other Board members.
d.
We further commit that if Father Barry Windholtz cannot meet this commitment, we will personally fund a $250,000 gift to a charitable foundation holding FFHS stock that benefits St. Rose Church and/or Xavier University, and St. Xavier High School.

3.	Immediately remove Tom Siemers as the ESOP trustee.
a.	Mr. Siemers should not be voting the ESOP shares for himself or Mr. Kuntz in this year’s election.
b.	Mr. Siemers cannot possibly be an independent fiduciary under applicable law.
c.	Replace Mr. Siemers with an independent third party fiduciary to protect Mr. Siemers and the Board from future litigation.

4.	The Board should immediately renegotiate the employment agreements that were signed on March 30, 2010.
a.	We cannot afford to pay three people (Mr. Kuntz, Mr. Siemers, and Ms. Schmidt) to do one job.
i.	As advertised, Mr. Siemers should retire now as an employee and a director.
ii.	Mr. Siemers should receive no salary, no consulting fees, and no benefits going forward.
iii.	Mr. Siemers should have retired at age 65. In Lenox’s opinion, the Board has paid him almost over $3 million for the last ten years while the shareholders lost money.
iv.	Mr. Siemers’ three year golden parachute employment agreement should be eliminated. There is no basis for this arrangement when he is age 76 and retired.

5.	Ms. Schmidt’s salary should be reduced so it is in line with her business results and contribution to Franklin.
a.	Based on Franklin’s performance, Gretchen should not have been appointed (anointed?) CEO.
b.	If Ms. Schmidt was qualified, we would not need Mr. Kuntz and Mr. Siemers in their roles.
c.
It appears Ms. Schmidt was named CEO and paid over $2 million in the last 10 years only because of Mr. Siemers and Mr. Finan’s position on the Board, including Mr. Seimers’ exclusive control over the 12% holding of Franklin stock in the ESOP.

d.	Ms. Schmidt’s three year employment agreement should be renegotiated immediately, eliminating the three year golden parachute
e.	If Mr. Kuntz is the CEO, Ms. Schmidt’s current role does not merit a Board seat and she should resign from the Board

6.
The directors, employees, and immediate family members should immediately pay down their $2.5 million below market rate mortgages to Franklin and return company paid cars. This program has gotten out of control and sends the wrong message to the Board, the officers and their children. It reflects that the company is being run for the benefit of the Siemers family and the directors at the expense of the other shareholders who are losing money.  Shareholders should also expect Franklin to end all arrangements relating to unreimbursed Board and officer personal use of Xavier University basketball tickets and the luxury box suite to reduce Franklin waste: require reimbursement from the Siemers family.

7.	Senior Management, base salaries should be immediately reduced by one third.
a.	The one third should be “at risk” compensation based on performance and reclassified as a bonus.
b.	There should be specific annual performance metrics which each officer must meet before they earn a bonus.
c.	The bonus should be paid in restricted stock with five year vesting terms.
d.	No bonus should be paid if Franklin loses money.

8.
Mr. Kuntz should immediately return the option grant of $.01 share and have it reinstated at today’s market price of $10 per share. Vesting requirements should be implemented that are consistent with building long-term shareholder value. The current vesting requirements are ridiculously low.  He does not deserve a $380,000 windfall. This is a bad reflection on Mr. Kuntz and the Board.

9.
The $14 million of director and officer cash value life insurance on Mr. Siemers, the officers and directors should immediately be evaluated to see if we can sell the policy to raise cash for the company.  Mr. Siemers should also explain to the shareholders why these policies were purchased and confirm they do not benefit the Siemers family at the expense of the other shareholders. If Mr. Siemers’ son-in-law was paid a commission on the purchase, this compensation should be immediately returned to the company.

10.	Franklin’s Human Resources Department should conduct in depth confidential surveys of all employees’ views of Franklin, senior management, the Board, morale and the work environment.

11.
Senator Finan, Mr. Siemers’ best friend since grade school, should resign as lead director until Mr. Siemers finally retires, resigns from the Board, and terminates his consulting engagement with the company.  By any standard we know, Mr. Siemers and Mr. Finan’s relationship is not independent; it clearly is not under Nasdaq’s standards.

12.	Consistent with our proposal on which you have an opportunity to vote this year, the Board should de-classify itself. Board classification offends all relevant standards of good corporate governance.

Again, we know how to run a bank, and we know how to run a business.  We will do what will be in the best interests of all Franklin shareholders, not what is in the best interests of Franklin’s Board of Directors and the Siemers family.

When you vote your proxy this year, please vote for  John C. Lame and Jason D. Long by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

If you have any questions or need further information, please do not hesitate to contact us at 513.618.7080 or the professionals of The Altman Group who are assisting Lenox in this proxy contest. They can be reached by calling toll free at 1.877.297.1741.

Sincerely,

Lenox Wealth Management